EXHIBIT 3.1.2

RESTATED CERTIFICATE OF INCORPORATION

OF

ESTERLINE TECHNOLOGIES CORPORATION

Esterline Technologies Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the corporation is Esterline Technologies Corporation. The original Certificate of Incorporation was filed with the Secretary of State on August 22, 1967 under the name “BOYAR – SCHULTZ, INC.”

2. The following Restated Certificate of Incorporation was duly adopted by the corporation’s Board of Directors pursuant to the applicable provisions of Section 245 of the General Corporation Law of the State of Delaware.

3. The following Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the corporation’s certificate of incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

FIRST: The name of the corporation (herein called the “Corporation”) is ESTERLINE TECHNOLOGIES CORPORATION.

SECOND: The registered office of the Corporation in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company and the address of said agent is 1209 Orange Street, Wilmington, Delaware.

THIRD: The nature of the business, or objects or purposes to be transacted, promoted or carried on by the Corporation shall be as follows:

1. To acquire, purchase, own, hold, operate, develop, lease, mortgage, pledge, exchange, sell, transfer or otherwise invest, trade or deal in, in any manner permitted by law, real and personal property of every kind and description or any interest therein.

2. To acquire all or any part of the securities, good will, rights, property or assets of all kinds and to undertake or assume the whole or any part of the obligations or liabilities of any corporation, association, partnership, syndicate, entity, person, or governmental, municipal or public authority, domestic or foreign, located in or organized under the laws of any authority in any part of the world, and to pay for the same in cash, stocks, bonds, debentures or other securities of this or any other corporation, or otherwise in any manner permitted by law; and to conduct in any lawful manner the whole or any part of any business so acquired.

3. To conduct research and to design, construct, manufacture, process, buy, sell, exchange, contract for, lease and in every manner deal in surface grinding machines, machine tools and dyes, and specialized screw machine tooling attachments, and related products of every kind and nature.

4. To engage in any mercantile, manufacturing or trading business of any kind or character whatsoever throughout the world, and to do all things incidental to any such business, and to design, construct, manufacture, process, buy, sell, exchange, contract for, lease and in every manner deal in machinery, equipment, devices, accessories, controls, instruments, hardware, tools, implements, appliances and products of all kinds relating to the communications, electronics, transportation, utilities, metals, and every other type of related industry, and to agriculture and agricultural activities of every kind and description.

5. To explore for, develop, process, deal in, and conduct any kind of operations with respect to petroleum, natural gas, and all kinds of natural resources; to buy, sell, mortgage, exchange, lease, acquire and deal in oil and natural gas properties and in any and all kinds of properties, royalties, interests, rights, claims, leases, locations, or concessions relating to petroleum, natural gas or other natural resources, and to conduct all business appertaining thereto.

6. To export from and import into the United States of America and its territories and possessions, and any and all foreign countries, as principal or agent, merchandise of every kind and nature, and to purchase, sell, and deal in and with merchandise of every kind and nature for exportation from and importation into the United States to and from all countries foreign thereto; and for exportation from and importation into any foreign country, to and from any other country foreign thereto, and to purchase and sell domestic merchandise in domestic markets and foreign merchandise in foreign markets and to a general foreign and domestic exporting and importing business.

7. To act as agent or representative for individuals, partnerships or corporations and as such to develop and extend their business and to aid in lawful enterprise.

8. To borrow or raise moneys for any of the purposes of the Corporation and from time to time, without limit as to amount, to draw, make, accept, endorse, guarantee, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment thereof and of the interest thereon by mortgage on, or pledge, conveyance or assignment in trust of, the whole or any part of the assets of the Corporation, real, personal or mixed, including contract rights, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such securities or other obligation of the Corporation for its corporate purposes.

9. To lend money, either without any collateral security or on the security of real or personal property, and to enter into, make, perform and carry out, or cancel and rescind contracts of every kind and for any lawful purpose with any person, firm, association, corporation, syndicate, governmental, municipal or public authority, domestic or foreign, or others.

10. To apply for, obtain, register, purchase, lease, or otherwise acquire, and to hold, use, pledge, lease, sell, assign, or otherwise dispose of formulae, secret processes, distinctive marks, improvements, processes, trademarks, trade names, copyrights, patents, licenses, concessions, and the like, whether used in connection with or secured under Letters of Patent of or issued by any country or authority; and to issue, exercise, develop and grant licenses in respect thereof or otherwise turn the same to account.

11. To make any guaranty respecting securities, indebtedness, dividends, interest, contracts or other obligations so far as the same may be permitted to be done by a corporation organized under the laws of the State of Delaware.

12. To purchase or otherwise acquire, hold, sell, pledge, transfer or otherwise dispose of, and to reissue or cancel the shares of its own capital stock or any securities or other obligations of the Corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Delaware.

13. To enter into any lawful arrangement for sharing profits, union of interest, reciprocal concession or cooperation with any corporation, association, partnership, syndicate, entity, person or governmental, municipal or public authority, domestic or foreign, located in or organized under the laws of any authority in any part of the world, in the carrying on of any business which the Corporation is authorized to carry on, or any business or transaction deemed necessary, convenient or incidental to carry out any of the purposes of the Corporation.

14. To subscribe for, receive, purchase, or otherwise acquire, underwrite, obtain an interest in, own, hold, pledge, hypothecate, mortgage, assign, deposit, create trusts with respect to, deal in, exchange, sell, and otherwise dispose of, alone or in syndicate or otherwise in conjunction with others, and generally deal in and with all or any of the following (hereinafter sometimes referred to collectively as “securities” or individually as a “security”), namely: all kinds of shares, stocks, voting trust certificates, trust certificates, bonds, mortgages, debentures, trust receipts, notes and other securities, obligations, contracts, certificates of interest, choses in action and evidences of indebtedness generally of any corporation, association, partnership, syndicate, entity, person, or governmental, municipal or public authority, domestic or foreign, and evidences of any interest therein or in respect thereto; to acquire or become interested in any such securities by original subscription, underwriting, participation in syndicates or otherwise and irrespective of whether or not such securities are fully paid or subject to further payments or assessments; to issue in exchange therefor its own securities; and while the owner or holder of any such securities, to exercise all the rights, powers and privileges of ownership or interest in respect thereof, including the right to vote thereon and otherwise act with respect thereto; and to promote, manage, participate in and act as agent for any underwriting, purchasing or selling syndicate or group and otherwise to take part in and assist in any legal manner, by guaranty or otherwise, the purchase, sale or distribution of any such securities.

15. To promote, cause to be organized, finance and aid by loan, subsidy, guaranty or otherwise, any corporation, association, partnership, syndicate, entity, person or governmental, municipal or public authority, domestic or foreign, located in or organized under the laws of any authority in any part of the world, any security of which is held directly or indirectly by or for the Corporation, or in the business, financing or welfare of which the Corporation shall have any interest; and in connection therewith to guarantee or become surety for the performance of any undertaking or obligation of any of the foregoing, and to guarantee by endorsement or otherwise the payment of the principal of, or interest or dividends on any such security, and generally to do any acts or things designed to protect, preserve, improve, or enhance the value of any such security.

16. To do everything necessary, proper, advisable or convenient for the accomplishment of any of the purposes or for the attainment of any of the objects or the furtherance of any of the powers herein set forth and to do every other act and thing incidental thereto or connected therewith, provided the same be not forbidden by the laws of the State of Delaware.

17. In general, to carry on any business and to have and exercise all of the powers conferred by the laws of the State of Delaware; and to do any and all of the acts and things herein set forth to the same extent as natural persons could do, and in any part of the world, as principal, factor, agent, contractor, trustee or otherwise, either alone or in syndicates or otherwise in conjunction with any person, entity, syndicate, partnership, association or corporation, governmental, municipal or public authority, domestic or foreign; to establish and maintain offices and agencies and to exercise all or any of its corporate powers and rights throughout the world.

The foregoing clauses of this Article THIRD shall be construed as powers as well as objects and purposes. The matters expressed in each clause shall, unless herein otherwise expressly provided, be in no wise limited by reference to or inference from the terms of any other clause, but shall be regarded as independent objects, purposes and powers; and the enumeration of specific objects, purposes and powers shall not be construed to limit or restrict in any manner the meaning of the general terms or the general powers of the Corporation; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature; provided, however, that nothing herein contained shall be construed as authorizing the Corporation to carry on the business of constructing, maintaining, or operating public utilities in the State of Delaware or elsewhere; and provided further, however, that the Corporation shall not carry on any business or exercise any power in any state, territory or country which, under the laws thereof, the Corporation may not lawfully carry on or exercise.

FOURTH: Section 1. The total number of shares of stock which the Corporation shall have authority to issue is Sixty Million Five Hundred Thousand (60,500,000) shares, consisting of Sixty Million (60,000,000) shares of Common Stock having a par value of $.20 per share, Twenty Five Thousand (25,000) shares of Preferred Stock having a par value of $100.00 per share, issuable in series (the “Preferred Stock”), and Four Hundred Seventy Five Thousand (475,000) shares of Serial Preferred Stock having a par value of $1.00 per share, issuable in series (the “Serial Preferred Stock”).

Section 2. The Preferred Stock and Serial Preferred Stock may be issued from time to time in one or more series with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolutions adopted by the Board of Directors providing for the issuance of such Preferred Stock and Serial Preferred Stock or series thereof; and the Board of Directors is hereby expressly vested with authority to fix such designations, preferences and relative participating, optional or other special rights, or qualifications, limitations or restrictions for each series, including, but not by way of limitation, the power to fix the redemption and liquidating preferences, the rate of dividends payable and the time for and priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and fix the terms of conversion of such Preferred Stock or Serial Preferred Stock or any series thereof into Common Stock of the Corporation and to fix the voting power, if any, of shares of Preferred Stock or Serial Preferred Stock or any series thereof at elections of directors, provided that the voting rights of the Preferred Stock or Serial Preferred Stock so fixed shall not exceed one (1) vote per share.

Section 3. The Corporation hereby designates a class of Serial Preferred Stock, which shall contain the voting powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations or restrictions set forth in this Section 3:

(A) Designation and Amount. The shares of such series shall be designated as “Series A Serial Preferred Stock” and the number of shares constituting such series shall be 150,000.

(B) Dividends and Distributions.

(i) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Serial Stock with respect to dividends, the holders of shares of Series A Serial Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Serial Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.20 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Serial Preferred Stock. In the event the Corporation shall at any time after December 9, 1992 (the “Rights Declaration Date”) (x) declare any dividend on Common Stock payable in shares of Common Stock, (y) subdivide the outstanding Common Stock, or (z) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Serial Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii) The Corporation shall declare a dividend or distribution on the Series A Serial Preferred Stock as provided in paragraph (B)(i) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Serial Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(iii) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Serial Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Serial Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Serial Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Serial Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Serial Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(C) Voting Rights. The holders of shares of Series A Serial Preferred Stock shall have the following voting rights:

(i) Each share of Series A Serial Preferred Stock shall entitle the holder thereof to 1 vote on all matters submitted to a vote of the stockholders of the Corporation.

(ii) Except as otherwise provided herein or by law, the holders of shares of Series A Serial Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(iii) (a) If at any time dividends on any Series A Serial Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Serial Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Serial Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

(b) During any default period, such voting right of the holders of Series A Serial Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (c) of this Section 3(C)(iii) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Serial Preferred Stock.

(c) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii)(c) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii)(c), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(d) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(iii)(b) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C)(iii) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(e) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(iii)(b) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(iv) Except as set forth herein, holders of Series A Serial Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(D) Certain Restrictions.

(i) Whenever quarterly dividends or other dividends or distributions payable on the Series A Serial Preferred Stock as provided in Section 3(B) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Serial Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(a) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Serial Preferred Stock;

(b) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Serial Preferred Stock, except dividends paid ratably on the Series A Serial Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Serial Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Serial Preferred Stock;

(d) purchase or otherwise acquire for consideration any shares of Series A Serial Preferred Stock, or any shares of stock ranking on a parity with the Series A Serial Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (D)(i) of this Section 3, purchase or otherwise acquire such shares at such time and in such manner.

(E) Reacquired Shares. Any shares of Series A Serial Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(F) Liquidation, Dissolution or Winding Up.

(i) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Serial Preferred Stock unless, prior thereto, the holders of shares of Series A Serial Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Serial Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (a) the Series A Liquidation Preference by (b) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (b), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Serial Preferred Stock and Common Stock, respectively, holders of Series A Serial Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(ii) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Serial Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(iii) In the event the Corporation shall at any time after the Rights Declaration Date (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide the outstanding Common Stock, or (c) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(G) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Serial Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Serial Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(H) No Redemption. The shares of Series A Serial Preferred Stock shall not be redeemable.

(I) Ranking. The Series A Serial Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

(J) Amendment. The Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Serial Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Serial Preferred Stock, voting separately as a class.

(K) Fractional Shares. Series A Serial Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Serial Preferred Stock.

Section 4. The Corporation hereby designates a class of Serial Preferred Stock, which shall contain the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions set forth in this Section 4:

(A) Designation and Amount. The shares of such series shall be designated as “Series B Serial Preferred Stock” and the number of shares constituting such series shall be 300,000; provided, however, if more than a total of 300,000 shares of Series B Serial Preferred Stock shall be issuable upon the exercise of rights (the “Rights”) issued pursuant to the Rights Agreement dated as of December 11, 2002 between the Corporation and Mellon Investor Services LLC, as Rights Agent (the “Rights Agreement”), the Corporation’s Board of Directors shall direct by resolution or resolutions that a Certificate of Amendment be properly executed and filed with the Delaware Secretary of State providing for the total number of shares of Series B Serial Preferred Stock authorized for issuance to be increased (to the extent that the Restated Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights. In addition, such number of shares may be decreased by resolution of the Corporation’s Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Serial Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Serial Preferred Stock.

(B) Dividends and Distributions.

(i) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Serial Preferred Stock with respect to dividends, the holders of shares of Series B Serial Preferred Stock shall be entitled to receive, when, as and if declared by the Corporation’s Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Serial Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 and (b) the Formula Number (as hereinafter defined) then in effect times the cash dividend then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series B Serial Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of Common Stock. As used in this Designation and the Rights Agreement, the “Formula Number” shall be 100; provided, however, that in the event the Corporation shall at any time after December 23, 2002 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine (by reverse split or otherwise) the outstanding Common Stock into a smaller number of shares, then in each such case the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that if at any time after December 23, 2002 the Corporation shall issue any shares of its capital stock in a merger, reclassification or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Serial Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

(ii) The Corporation shall declare a dividend or distribution on the Series B Serial Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series B Serial Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(iii) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Serial Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Serial Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Serial Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Serial Preferred Stock in an amount less than the total amount of such dividends at the rime accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Corporation’s Board of Directors may fix a record date for the determination of holders of shares of Series B Serial Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(iv) The holders of shares of Series B Serial Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided in this Designation.

(C) Voting Rights. The holders of shares of Series B Serial Preferred Stock shall have the following voting rights:

(i) Each holder of Series B Serial Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect for each share of Series B Serial Preferred Stock held of record on each matter on which holders of the Common Stock or stockholders generally are entitled to vote, multiplied by the maximum number of votes per share that any holders of the Common Stock or stockholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

(ii) Except as otherwise provided herein or by law, the holders of shares of Series B Serial Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(iii) (a) If at any time dividends on any Series B Serial Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series B Serial Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series B Serial Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

(b) During any default period, such voting right of the holders of Series B Serial Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (c) of this Section (C)(iii) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Corporation’s Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series B Serial Preferred Stock.

(c) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Corporation’s Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (iii)(c) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (iii)(c), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(d) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Corporation’s Board of Directors may (except as provided in paragraph (iii)(b) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (iii) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(e) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of paragraph (iii)(b) of this Section (C) (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Corporation’s Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(iv) Except as set forth herein, holders of Series B Serial Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(D) Certain Restrictions.

(i) Whenever quarterly dividends or other dividends or distributions payable on the Series B Serial Preferred Stock as provided in Section (B) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Serial Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(a) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Serial Preferred Stock;

(b) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Serial Preferred Stock, except dividends paid ratably on the Series B Serial Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Serial Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Serial Preferred Stock;

(d) purchase or otherwise acquire for consideration any shares of Series B Serial Preferred Stock, or any shares of stock ranking on a parity with the Series B Serial Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Corporation’s Board of Directors) to all holders of such shares upon such terms as the Corporation’s Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (D)(i), purchase or otherwise acquire such shares at such time and in such manner.

(E) Reacquired Shares. Any shares of Series B Serial Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Corporation’s Board of Directors, subject to the conditions and restrictions on issuance set forth in this Designation.

(F) Liquidation, Dissolution or Winding Up.

(i) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Serial Preferred Stock unless, prior thereto, the holders of shares of Series B Serial Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series B Liquidation Preference”). Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of shares of Series B Serial Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (a) the Series B Liquidation Preference by (b) 100 (as appropriately adjusted as set forth in subparagraph (F)(iii) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (b), the “Adjustment Number”). Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series B Serial Preferred Stock and Common Stock, respectively, holders of Series B Serial Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(ii) In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series B Serial Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(iii) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(G) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Serial Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to the Formula Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case maybe, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Serial Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event both this Section 4(G) and Section 4(B) appear to apply to the same transaction, this Section 4(G) will control.

(H) No Redemption; No Sinking Fund.

(i) The shares of Series B Serial Preferred Stock shall not be redeemable; provided, however, that the Corporation may purchase or otherwise acquire outstanding shares of Series B Serial Preferred Stock in the open market or by offer to any holder or holders of shares of Series B Serial Preferred Stock.

(ii) The shares of Series B Serial Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

(I) Ranking. The Series B Serial Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

(J) Amendment. The Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Serial Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Serial Preferred Stock, voting separately as a class.

(K) Fractional Shares. The Series B Serial Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fractional share that is one one-hundredth (1/100th) of a share or any integral multiple of such fraction, and shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and have the benefit of all other rights of holders of Series B Serial Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fractional share of Series B Serial Preferred Stock, may elect to (a) make a cash payment as provided in the Rights Agreement for a fractional share other than one one-hundredth (1/100th) of a share or any integral multiple thereof or (b) issue depository receipts evidencing such authorized fractional share of Series B Serial Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided, however, that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series B Serial Preferred Stock.

FIFTH: The number of directors which shall constitute the whole Board of the Corporation shall be specified in the Bylaws of the Corporation as the same may be amended from time to time.

The directors elected at each annual meeting of the stockholders beginning with the 2018 annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal. Each director elected prior to the 2018 annual meeting of stockholders for a term expiring after the 2018 annual meeting of stockholders shall continue to serve for the remainder of the original term for which each such director was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence to fill a vacancy on the Board of Directors of the Corporation resulting from the death, resignation, retirement, disqualification or removal of any director in a class elected prior to the 2018 annual meeting of stockholders for a term expiring after the 2018 annual meeting of stockholders shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and thereafter until such director’s successor shall have been elected and qualified. Any director elected in accordance with the first sentence of this paragraph to (i) fill a newly created directorship resulting from any increase in the authorized number of directors or (ii) fill a vacancy on the Board of Directors of the Corporation resulting from the death, resignation, retirement, disqualification or removal of any director elected at or after the 2018 annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders and shall remain in office until his or her successor shall be elected and qualified or until such director’s death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

The entire Board of Directors, or any member thereof, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of the majority of outstanding shares then entitled to vote at an election of such directors.

Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the outstanding shares of the Corporation then entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article FIFTH.

SIXTH: All corporate powers of the Corporation shall be exercised by the Board of Directors. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered:

1. To make, alter or repeal the By-laws of the Corporation, except as may be otherwise provided with respect to one or more of the By-laws by resolution of the stockholders in making, altering, amending or repealing such By-law or By-laws.

2. By a suitable By-law or by a resolution passed by a majority of the whole membership of the Board, to designate two or more of their number to constitute a committee or committees, with such name or names as may be determined from time to time by resolution of the Board of Directors, which committee or committees, to the extent provided in such resolution or resolutions or in the By-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it.

3. To determine whether any and, if any, what part of the net profits of the Corporation or of its surplus or of its net assets in excess of its capital shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such net profits or of any such surplus or of any such net assets in excess of capital.

4. To determine, from time to time, to the extent now or hereafter permitted by the laws of the State of Delaware, whether and to what extent, and at what times and places and under what conditions and regulations, the accounts and books of the Corporation or any of them shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or document of the Corporation, except as conferred by the laws of the State of Delaware, unless otherwise authorized by resolution of the Board of Directors of the Corporation.

5. From time to time, to the extent now or hereafter permitted by the laws of the State of Delaware, to sell, lease, exchange, or otherwise dispose of any part of the property and assets of this Corporation which the Board of Directors deems it expedient and for the best interests of the Corporation to dispose of, or disadvantageous to continue to own, without assent of the stockholders by vote or otherwise; and, pursuant to the written consent of the holders of a majority of the shares of stock issued and outstanding having voting power, or pursuant to the affirmative vote of the holders of a majority of stock issued and outstanding having voting power, given at a stockholders’ meeting duly called for that purpose, the Board of Directors shall have power and authority pursuant to action taken at any meeting of the Board of Directors (whether a regular or special meeting and whether or not notice of such purpose shall have been given prior to such meeting), to sell, lease or exchange all of the property and assets of the Corporation, including, if the Board of Directors shall so desire, its good will and its corporate franchises, for such consideration and upon such terms and conditions as the Board of Directors deem expedient and for the best interests of the Corporation.

6. To remove at any time, for cause or without cause, any officer or employee of the Corporation, or to confer such power on any committee or officer, provided, however, that any officer elected or appointed by the Board of Directors may be removed only by the affirmative vote of a majority of the Board of Directors then in office.

7. Without the assent or vote of the stockholders, to authorize and issue obligations of the Corporation, secured or unsecured, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the Corporation, real or personal, including after-acquired property.

8. To set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve or reserves, to make such other provisions, if any, as are deemed necessary or advisable for working capital, for additions, improvements and betterments to plant and equipment, for expansion of the Corporation’s business (including the acquisition of real and personal property for that purpose) and for any other purposes of the Corporation, and from time to time to authorize the use of the surplus of the Corporation for the purpose of acquiring any of the capital stock of the Corporation.

9. From time to time, to offer for subscription, or otherwise to issue or sell, or to grant options for the subscription to or purchase of, any or all of the authorized stock of the Corporation not then issued or which may have been issued and reacquired as treasury stock by the Corporation, and any or all of any increased stock of any class that may hereafter be authorized, for such consideration (including the cancellation of accrued and unpaid dividends on outstanding preferred stock of the Corporation) as the Board of Directors may determine, without the assent or vote of the stockholders and at the time of such issue and sale, or at the time of granting of such options, to specify in dollars the part of the consideration received on such issue and which shall be capital, and which shall be surplus, respectively; provided, however, that as to any shares having a par value the amount of the part of such consideration so determined to be capital need be only equal to the aggregate par value of such shares.

10. Subject to the provisions of the statutes of Delaware, to exercise any and all other powers, in addition to the powers expressly conferred by law and by this Certificate of Incorporation, which may be conferred upon it by the Corporation through appropriate By-law provisions.

SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation, as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH: Section 1. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly not permitted under the General Corporation Law of Delaware, as the same exists or may hereafter be amended. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Section 2. (A) Each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators or such person; provided, however, that, except as provided in paragraph (B) of this Section 2, the Corporation shall indemnify any such person seeking indemnification in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of Delaware requires, the payment of such expenses incurred by a director or officer in his capacity as such in advance of the final disposition of any such action, suit or proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its board of directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(B) If a claim under paragraph (A) of this Section 2 is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(C) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(D) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

NINTH: Both the stockholders and directors shall have power to hold their meetings, if the Bylaws so provide, and keep the books, documents, and papers of the Corporation, outside of the State of Delaware, and to have one or more offices within or without the State of Delaware, at such places as may be from time to time designated by the Bylaws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

TENTH: If so determined by the Board of Directors, the Corporation may from time to time receive money or other property as a contribution to surplus, which contribution may consist of an undivided part of money or other property. Against any surplus there may be charged from time to time any losses incurred by the Corporation or any items or debt or bond or stock discount and expense. Such surplus may also be reduced from time to time by dividends or by transfer to capital or to some other appropriate account, and the amount of capital may be increased from time to time by the capitalization of surplus or net profits without the issuance of additional shares.

ELEVENTH: The Corporation reserves the right to create any preferred or special stocks or to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights and interests of the stockholders of the Corporation are granted subjected to these reservations.

IN WITNESS WHEREOF, Esterline Technologies Corporation has caused this Certificate to be signed by its duly authorized officer this 8th day of February, 2018.

ESTERLINE TECHNOLOGIES CORPORATION

By:	/s/ AMY L. WATSON
Amy L. Watson, Corporate Secretary